Exhibit 5

[Ice Miller LLP Letterhead]

January 10, 2006

Board of Directors

German American Bancorp

711 Main Street

Jasper, IN 47546-3042

Ladies and Gentlemen:

We have acted as counsel to German American Bancorp, an Indiana corporation (the "Company"), in connection with the registration of 349,468 shares of common stock, no par value, with accompanying preferred share purchase rights (the "Shares"), covered by the Registration Statement on Form S-3 (together with all amendments thereto, the "Registration Statement"), under the Securities Act of 1933, as amended (the "1933 Act") including the prospectus contained in the Registration Statement (the "Prospectus") that the Company is filing in connection with the possible offer and sale of the Shares by certain selling stockholders named in the Registration Statement from time to time on a delayed basis (the "Selling Stockholders"). Unless otherwise defined herein, capitalized terms used shall have the meaning assigned to them in the Registration Statement.

In connection therewith, we have investigated those questions of law as we have deemed necessary or appropriate for purposes of this opinion. We have also examined originals, or copies, certified or otherwise identified to our satisfaction, of those documents, corporate or other records, certificates and other papers that we deemed necessary to examine for the purpose of this opinion, including:

1. The Registration Statement, including the Prospectus, in the form being filed with the Securities and Exchange Commission under the 1933 Act;

2. A copy of the Company's Restatement of Articles of Incorporation, as amended to date;

Board of Director

January 10, 2006

3. A copy of the Company's Restated Bylaws, as amended to date;

4. Resolutions relating to the approval of the issuance and registration of the Shares and the filing of the Registration Statement adopted by the Company's Board of Directors; and

5. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth in this letter, subject to the assumptions, limitations and qualifications stated herein.

We have also relied, without investigation as to the accuracy thereof, on other certificates of and oral and written communication from public officials and officers of the Company. We have made such examination of the laws of the State of Indiana as we deemed relevant for purposes of this opinion, but we have not made a review of, and express no opinion concerning, the laws of any jurisdiction other than the Indiana.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified or photostatic copies.

Based upon the foregoing and subject to the qualifications set forth in this letter, we are of the opinion that the Shares are duly authorized, validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, to the disclosure and summarization of the opinion in the Registration Statement, including in the Prospectus. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/  Ice Miller LLP